UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On February 25, 2009, the Committee issued the following press release:

The LCA-Vision Full Value Committee Files Detailed Presentations

Wednesday February 25, 6:30 am ET

Outlines the Sharp and Substantial Deterioration of Stockholder Value under the Current Board and Management Team

Discloses Details of Plan to Restore Value for Benefit of All Stockholders

CINCINNATI--(BUSINESS WIRE)--The LCA-Vision Full Value Committee announced today that it has filed presentations with the Securities and Exchange Commission in connection with the Full Value Committee’s solicitation of consents to replace the existing Board of Directors of LCA-Vision, Inc. (NASDAQ: LCAV - News) (“LCAV”) with the Full Value Committee’s five highly qualified nominees. The presentations provide (i) a comprehensive review of the multiple problems currently facing LCAV as a result of the grave failures by the LCAV Board and senior management to prudently manage the critical drivers of the business, (ii) specific details about the Full Value Committee’s plan for restoring value at LCA-Vision, and (iii) a thorough analysis of the reasons we believe the current management’s plan is destined to fail. The presentations and other proxy materials are available free of charge at www.sec.gov or at www.LCAVisionFullValueCommittee.com.

In the presentations, the Full Value Committee outlines LCA-Vision’s dramatic financial underperformance and shows that significant operational, financial and governance problems continue to plague the Company and materially impair stockholder value. Specifically, the presentations address and detail:

•
The Financial Catastrophe that has taken place under CEO Steve Straus and the current Board, including the sharp deterioration in LCA-Vision’s stock price; market capitalization; enterprise value; cash flows; same store procedural volume and revenues; marketing efficiencies and effectiveness; and market share, among other key metrics;

•	The Numerous Failures of the Current LCA-Vision Board and Senior Management Team; and

•
The Full Value Committee’s Turnaround Plan for Restoring Value at LCA-Vision, including how they will grow the current business; restore the broken relationships with the Company’s affiliated physicians, who generate 100% of the Company’s revenues; work to improve efficiency and reduce costs strategically; build marketing into a core competency of the Company and significantly drive down marketing costs; and how they will improve patient quality of care, among other key initiatives.

The Full Value Committee urges all stockholders to vote the WHITE consent card to help remove the current Board that has presided over a loss of over $1 billion in stockholder value and, in its place, to install competent, experienced directors and a proven executive management team with the financial incentives, commitment and requisite experience to Restore the Value and Restore the Vision to LCA-Vision. Vote for change on the WHITE consent card – Today!

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888) 750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

For The LCA-Vision Full Value Committee
and Stephen N. Joffe
Lisa Blaker, 513-600-1867